Exhibit 10.44

As of December 1, 2004

FCStone Merchant Services, LLC

396 Springfield Avenue

2nd Floor

Summit, NJ 07901

Attention: Mr. Allan Lee

Ladies and Gentlemen:

STANDARD CHARTERED BANK (“SCB”) is pleased to inform you that SCB has established for you, FCSTONE MERCHANT SERVICES, LLC (the “Company”), an uncommitted line of credit available for loans, documentary letters of credit and standby letters of credit.

Each loan or other extension of credit shall be used only for the purpose of financing self-liquidating transactions involving the purchase, storage, hedging and sale of grains, crude oil, natural gas and petroleum products that are traded on commodities exchanges, including, without limitation, transactions in which the Company makes loans to, or enters into commodity repurchase agreements with, counterparties acceptable to SCB, unless otherwise agreed by SCB.

All loans shall be payable on demand but in any event not later than 180 days after the date made, unless otherwise agreed by SCB. All letters of credit shall have expiration dates not later than 180 days after the issuance date, unless otherwise agreed by SCB, and the Company shall be obligated on demand by SCB to deposit cash collateral with SCB in an amount equal to the maximum face amount of all outstanding letters of credit. SCB shall in its sole discretion determine whether to make any loan or issue any letter of credit itself or arrange for confirmation or issuance of any letter of credit by another bank or financial institution, including, without limitation, affiliated banks.

The Company’s obligations to SCB will be secured by a perfected security interest in all personal property and fixtures of the Company. All other financial institutions which extend credit to the Company and which have security interests in personal property of the Company will enter into an intercreditor agreement with SCB, in form and substance satisfactory to SCB (the “Intercreditor Agreement”).

The Company may request a loan at or before 1:00 p.m. New York City time on the date the Company wishes to borrow. If SCB agrees to make the loan, SCB will make it upon the terms and subject to the conditions mutually agreed upon between the Company and SCB at the time, and those terms and conditions shall apply to that specific borrowing only. The loans will be evidenced by a promissory note in substantially the form annexed hereto as Exhibit A (the “Note”).

Documentation; No Commitment:

All promissory notes and other documents requested by SCB in connection with this Agreement must be in form and substance satisfactory to SCB. Also, SCB asks the Company to note carefully that this is not a “committed” line of credit. No commitment fee will be charged, and SCB may withdraw the line of credit at any time, with or without notice. Moreover, SCB has no obligation to extend credit at any time, and the making of each loan or other extension of credit shall be in SCB’s sole discretion.

Prior to each request for a loan, the Company shall deliver to SCB a written summary description of the transaction that the Company proposes to enter into which shall include, without limitation, (i) the names and addresses of the Company’s counterparty to the transaction and any guarantors and other obligors in connection with the transaction (such as the counterparty’s account debtors), (ii) the name and address of the relevant supplier, (iii) copies of all relevant documents, including without limitation, purchase and sale contracts and/or financing documents (the “Transaction Documents”) certified as true and complete by an authorized officer of the Company, (iv) a statement of the total amount of financing required by the Company for such transaction and the amounts expected to be financed by each of SCB and Sowood (as defined below in Appendix A, paragraph (g)) or another Subordinated Lender (as defined below in Appendix A, paragraph (g)) and (v) a description of the collateral to be obtained by the Company and the location and fair market value thereof. For each transaction, the Transaction Documents will include, or the Company will obtain separately in advance of the funding of the loan, either (x) a consent of each counterparty (in form and substance satisfactory to SCB) to SCB’s security interests in the Company’s assets relating to such transaction including, without limitation, all of the Company’s present and future accounts and loans receivable owing by such counterparty and all of the Company’s security interests in present and future assets of such counterparty, or (y) such documents as SCB may require to enable it to be in the same position as if it were a direct lender secured by first priority perfected security interests in (and control over) inventory and accounts receivable arising from the sale thereof.

Interest and Fees:

Without undertaking to make any loan or issue any letter of credit, and without agreeing to any particular rate of interest or fees, SCB notes for the Company’s information that:

(a) Loans under the facility described herein shall bear interest at a rate equal to not less than 2% per annum in excess of LIBOR (as defined in the Note).

(b) The fees for issuing a documentary letter of credit under the facility described herein shall be not less than:

(i) an agreed percentage per 180-day period or part thereof, with a minimum of $500, payable in advance, and

(ii) a negotiation fee of an agreed percentage of the amount of each drawing under each such letter of credit, payable upon such drawing.

(c) The fee for issuing each trade standby letter of credit and each financial standby letter of credit under the facility described herein shall be equal to an agreed upon rate per annum of the daily average maximum undrawn face amount of each such letter of credit during the period from and including the date of issuance through and including the date of expiration or drawing of the entire amount thereof, payable monthly in arrears and on the date of expiration or drawing of the entire amount thereof.

(d) The Company shall also be obligated to pay to SCB all other fees and charges customarily charged to customers in connection with letters of credit.

Unless otherwise agreed, interest and fees will be calculated on the basis of the actual number of days elapsed over a year of 360 days.

Representations and Warranties:

The Company hereby represents and warrants to SCB that:

(a) The Company is a limited liability company, duly organized, validly existing and in good standing under the laws of the State of Delaware; there are no other jurisdictions in which the nature of its businesses requires it to be qualified to do business as a foreign company;

(b) the execution, delivery and performance by the Company from time to time of each of this Agreement, the Note executed in connection herewith (the “Note”), the Security Agreement between SCB and the Company (the “Security Agreement”), the Letter of Credit Reimbursement Agreement between SCB and the Company (the ‘“Letter of Credit Reimbursement Agreement”), the Agreement of Subordination between SCB and Sowood (the “Subordination Agreement”), the Intercreditor Agreement, and all other related agreements, instruments and documents (collectively, the “Loan Documents” and each a “Loan Document”‘) are within its limited liability company powers, have been duly authorized by all necessary limited liability company action, and do not and will not contravene (i) any of its articles of organization or certificate of formation, limited liability company agreement or other organic documents (such as any members agreement) or (ii) any law or regulation or any contractual restriction binding on or affecting it or any of its assets or property;

(c) no authorization or approval or other action by or consent of and no notice to or filing with, any governmental authority or regulatory body or any other person or entity is required for the due execution, delivery and performance by the Company of any of the Loan Documents;

(d) this Agreement is, and each of the other Loan Documents when delivered to SCB will be, duly executed and delivered by the Company and constitutes or will constitute the legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their respective terms, subject to bankruptcy, insolvency, moratorium or other laws affecting the enforceability of rights of creditors generally:

(e) the Company’s and FCStone Group, Inc.’s most recent financial statements which you have previously furnished to SCB fairly present the Company’s and FCStone Group, Inc.’s financial condition as of their date and the results of operations and cash flows for the periods ended on such date, and are prepared in accordance with generally accepted accounting principles consistently applied; and since such date, there has been no material adverse change in such condition or operations, or in the business or assets of the Company or FCStone Group, Inc.;

(f) there is no pending or (to the best of the Company’s knowledge) threatened action or proceeding affecting the Company or any subsidiary before any court, governmental agency or arbitrator, and there is no governmental investigation or proceeding pending with respect to or affecting the Company or any subsidiary in each case which (if adversely determined) could materially adversely affect the Company’s or any such subsidiary’s financial condition or operations or result in loss, cost, liability or expense to the Company or any subsidiary in excess of $50,000 in the aggregate with respect to all such actions, proceedings or investigations;

(g) the Company has complied and is in compliance with all applicable laws, regulations, ordinances, decrees and other similar documents and instruments of all governmental authorities, courts, bureaus and agencies, domestic and foreign;

(h) on the date hereof, the Company has no subsidiaries (wholly-owned or otherwise) except as set forth in Exhibit B hereto, and said Exhibit B accurately lists all companies and individuals which directly or indirectly have any ownership interest in the Company, and all subsidiaries of such companies and individuals (collectively, “Affiliates”);

(i) on the date hereof, the Tangible Net Worth of the Company is at least $2,500,000; “Tangible Net Worth” shall mean at any time as of the date of determination thereof, the excess of total assets over total liabilities determined in accordance with generally accepted accounting principles, consistently applied, and less the sum of (without duplication):

(A) the total book value of all assets of the Company and its consolidated subsidiaries properly classified as intangible assets under generally accepted accounting principles, including such items as goodwill, the purchase price of acquired assets in excess of the fair market value thereof, trademarks, trade names, service marks, brand names, copyrights, patents and licenses, rights with respect to the foregoing, organizational or developmental expenses, and all unamortized debt discount and expense; plus

(B) all amounts representing any write-up in the book value of any assets of the Company and its consolidated subsidiaries resulting from a revaluation thereof subsequent to December 31, 2003; plus

(C) to the extent otherwise included in the computation of Tangible Net Worth, any subscriptions receivable; plus

(D) investments in and receivables and other obligations from subsidiaries and other Affiliates; plus

(E) any deferred charges, deferred taxes, prepaid expenses and treasury stock;

(j) neither the reports, financial statements, certificates or other information furnished by or on behalf of the Company to SCB in connection with the negotiation of this Agreement and the other Loan Documents or delivered hereunder or thereunder contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information, the Company represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time;

(k) no Event of Default exists under or with respect to any Loan Document; and

(l) the Company is not in default in any material respect beyond any applicable grace period under or with respect to any other material agreement, instrument or undertaking to which it is a party or by which it or any of its property is bound in any respect.

Covenants:

By using this facility, the Company agrees that it will comply with the provisions in Appendix A attached hereto and made a part hereof so long as this line of credit or any loan, letter of credit or other credit extended by SCB to the Company remains outstanding. The Company’s undertaking to comply with the terms of this Agreement does not in any way affect the uncommitted nature of the credit facility established by SCB in the Company’s favor or the demand nature of any credit extended to the Company.

Event of Default:

Without limiting the rights of SCB to demand payment of loans and cash collateral for letters of credit, or the right of SCB to terminate this Agreement and/or decline to make any loan or issue any letter of credit hereunder, if any Event of Default (as defined in the Note) shall occur and be continuing, SCB may, by notice to the Company, declare all loans and all accrued interest thereon to be forthwith due and payable and/or SCB may require the Company to deposit immediately cash collateral with SCB in an amount equal to the undisbursed maximum amount of each letter of credit issued for its account, whereupon the loans, all such interest and such amount of cash collateral shall become forthwith due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by the Company, provided that in the event of the occurrence of any Event of Default set forth in clause (j) of the definition of such term contained in the Note, the loans, all such interest and such amount of cash collateral shall automatically become and be due and payable, without presentment, demand, protest or any notice of any kind, all of which are hereby expressly waived by the Company.

Miscellaneous:

(a) This Agreement and the line of credit and transactions contemplated hereby shall be governed by and construed in accordance with the laws of the State of New York, without regard to conflicts of law principles. The Company hereby agrees that any legal action or proceeding against the Company with respect to this Agreement may be brought in the courts of the State of New York in The City of New York or of the United States of America for the Southern District of New York as SCB may elect, and, by execution and delivery hereof, the Company accepts and consents to, for itself and in respect of its property, generally and unconditionally, the jurisdiction of the aforesaid courts and agrees that such jurisdiction shall be exclusive, unless waived by SCB in writing, with respect to any claim, action or proceeding brought by it against SCB and any questions relating to usury. The Company agrees that Sections 5-1401 and 5-1402 of the General Obligations Law of the State of New York shall apply to this Agreement and, to the maximum extent permitted by law, waives any right to stay or to dismiss any action or proceeding brought before said courts on the basis of forum non conveniens. Nothing herein shall limit the right of SCB to bring proceedings against the Company in any other jurisdiction.

(b) AFTER REVIEWING THIS PROVISION SPECIFICALLY WITH ITS RESPECTIVE COUNSEL, EACH OF THE COMPANY AND SCB HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES ANY AND ALL RIGHTS THE COMPANY AND SCB MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED ON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH, THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER ORAL OR WRITTEN) OR ACTIONS OF THE COMPANY OR SCB. THIS PROVISION IS A MATERIAL INDUCEMENT FOR SCB TO EXTEND CREDIT TO THE COMPANY.

(c) The Company agrees to pay on demand all reasonable costs and expenses incurred or payable by SCB in connection with the preparation, execution and delivery of, and the administration, interpretation, enforcement or collection of this Agreement, the Note, the letters of credit and any applications or other agreements pertaining to the issuance thereof, and all other Loan Documents, including, without limitation, costs of examination and audit of the Company’s books and records and of the collateral security for the loans and reimbursement obligations with respect to letters of credit, and court costs and reasonable attorneys’ fees and disbursements.

(d) All notices and other communications provided for hereunder shall be in writing (including telecopier communication) and mailed, telecopied, or delivered, if to the Company, at its address at 396 Springfield Avenue, 2nd Floor, Summit, NJ 07901, Attention: Mr. Allan Lee (telecopier no. 908-795-1584) and if to SCB, at its address at One Madison Avenue, New York, NY 10010, Attention: Ms. Elizabeth Newman (telecopier no. 212-667-0797); or as to each party, at such other address as shall be designated by such party in a written notice to the other party. All such notices and communications shall, when mailed, telecopied with evidence of transmission, or delivered (with evidence of delivery), be effective when deposited in the mails, telecopied, delivered to the telegraph company, confirmed by telex answerback, or delivered to the recipient, respectively. SCB may act in reliance upon any written or facsimile communication believed in good faith to have been authorized by the Company. In this connection, the Company agrees to indemnify SCB from and against any and all claims, losses and liabilities (including reasonable attorneys’ fees) growing out of or resulting from SCB’ acts or omissions in reliance upon any such communication.

(e) All accounting terms not specifically defined herein shall be construed in accordance with generally accepted United States accounting principles consistently applied, except as otherwise stated herein.

(f) The options, powers and rights of SCB specified in the Loan Documents are in addition to those otherwise created by law or under any other agreement between the Company and SCB. No amendment, modification or waiver of any provision of any Loan Document to which the Company is a party, nor consent to any departure by the Company therefrom, shall be effective, unless the same shall be in writing and signed by SCB. Any such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No consent to or demand on the Company in any case shall, of itself, entitle it to any other or further notice or demand in similar or other circumstances.

(g) This Agreement and the other Loan Documents embody the entire agreement and understanding between SCB and the Company and supersede all prior agreements and understandings relating to the subject matter hereof.

(h) The Loan Documents shall be binding on the Company and its successors and assigns, and shall inure to the benefit of SCB and its successors and assigns, provided that the Company shall not have the right to assign its rights or obligations hereunder or thereunder or any interest herein or therein without SCB’ prior written consent and any purported assignment by the Company without such consent shall be void and of no force or effect. In the event SCB notifies the Company of any assignment by SCB of its rights and obligations, if any, under this Agreement and the other Loan Documents, (a) such assignment shall be effective on the date set forth in such notice, (b) such assignee shall succeed to and assume all of SCB’ rights and obligations, if any, under this Agreement and the other Loan Documents, and (c) SCB shall be released from all of such obligations.

(i) No delay on the part of SCB in exercising any rights hereunder shall operate as a waiver thereof nor shall any single or partial exercise of any such rights preclude, limit or impair other, further or future exercises thereof.

(j) This Agreement may be executed in any number of counterparts and by each of the parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Signatures of the parties may appear on separate counterparts with the same effect as if on the same counterpart. Telecopied signatures on this Agreement, the Loan Documents and any amendments thereto shall be binding on the Company to the same extent as originally signed signature pages.

(k) To the extent permitted by applicable law, the Company shall not assert, and hereby waives, any claim against SCB, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document, or the transactions contemplated thereunder.

If the foregoing accurately reflects the understanding between us, kindly execute the enclosed copy of this letter in the space provided below and return it to us, whereupon this letter shall constitute a binding agreement between us.

Very truly yours,

STANDARD CHARTERED BANK

By:	/S/ ELIZABETH NEWMAN
Name: Elizabeth Newman
Title:

By:	/S/ ANDREW NG
Name: Andrew Ng
Title:

ACCEPTED AND AGREED TO:

FCSTONE MERCHANT SERVICES, LLC

By:	/S/ ALLAN J. LEE
Name: Allan J. Lee
Title: President

By:	/S/ MICHAEL D. ALTNEU
Name: Michael D. Altneu
Title: Senior Vice President

Appendix A

The Company hereby covenants that while this Agreement remains in effect or any amount is outstanding in respect of any loan, letter of credit or other obligation to SCB, the Company shall:

(a) (i) furnish SCB, as soon as available and in any event within 90 days after the close of the Company’s and FCStone Group, Inc.’s fiscal years, with the Company’s and FCStone Group, Inc.’s respective consolidated and consolidating financial statements, prepared in accordance with generally accepted accounting principles and certified in each case without qualification by independent certified public accountants, as of the end of such period, including balance sheets and related profit and loss and surplus statements and statements of cash flows;

(ii) furnish SCB, as soon as available and in any event within 45 days after the close of each fiscal quarter in each fiscal year, with unaudited consolidated and consolidating balance sheets and income statements of FCStone Group, Inc., prepared in accordance with generally accepted accounting principles;

(iii) furnish SCB, as soon as available and in any event within 30 days after the close of each fiscal month in each fiscal year, with unaudited consolidated and consolidating balance sheets and income statements of the Company, certified as accurate and complete by appropriate officers of the Company, all in form satisfactory to SCB;

(iv) furnish SCB, at least 30 days before the end of each fiscal year of the Company, with a financial budget and strategic plan of the Company (in form satisfactory to SCB) for the succeeding fiscal year;

(v) furnish SCB, on each date that delivery by the Company of its financial statements is required under clauses (i) and (iii) above, with a written report of the chief executive officer of the Company that identifies operational highlights for the period reported on by such financial statements including, without limitation, changes in the Company’s committed and uncommitted lines of credit from all banks and financial institutions, in form satisfactory to SCB;

(vi) furnish SCB with such other information respecting the condition and operations, financial or otherwise, of the Company or any subsidiaries or Affiliates as SCB may from time to time request;

(b) permit SCB and its representatives to conduct collateral audits at the Company’s expense on such dates and at such times as SCB shall determine in its sole discretion, provided that the Company shall not be required to pay the costs of more than two such audits in any calendar year, except such limitation shall not apply after the occurrence and during the continuance of any Event of Default (as defined in the Note) or any demand for payment of or cash collateral for the Company’s obligations under this Agreement and the Loan Documents;

(c) not, and not permit any subsidiary to, sell, lease, transfer or otherwise dispose of any of its assets or any inventory, except (i) sales of inventory in the ordinary course of business and (ii) sales and dispositions of obsolete equipment no longer necessary or useful in the Company’s business;

(d) not merge into or consolidate with or into any corporation or other entity, nor permit any of its subsidiaries to do so, without the prior written consent of SCB;

(e) not declare or make at any time any dividend payment or other distribution of assets, properties, cash, rights, obligations or securities on account of any equity or membership interests of the Company or purchase, redeem or otherwise acquire for value any equity or membership interests of the Company or any warrants, rights or options to acquire such equity or membership interests, now or hereafter outstanding, without the prior written consent of SCB, and not permit any of its subsidiaries to do any of the foregoing with respect to its own assets except for the payment of dividends and the making of distributions to the Company, provided that so long as (A) both no Event of Default (as defined in the Note) and no event or condition that with the giving of notice or the passing of time or both would constitute such an Event of Default shall have occurred and be continuing and (B) the Company is regarded as a flow-through or conduit for tax purposes under the Internal Revenue Code, the Company shall be permitted to pay quarterly distributions to its members in amounts sufficient to pay federal, state and local income taxes payable by such members and arising solely from their ownership of equity interests in the Company;

(f) not permit at any time the Working Capital of the Company to be less than $2,500,000; as used herein, “Working Capital” shall mean at any time as of the date of determination thereof, the excess of current assets over current liabilities, each determined in accordance with generally accepted accounting principles, consistently applied;

(g) not permit at any time the ratio of (i) total outstanding loans and extensions of credit (including, without limitation, undrawn letters of credit and unreimbursed drawings under letters of credit) from all banks and other lenders (including, without limitation, any Subordinated Debt), to (ii) Tangible Net Worth (as defined above) plus Subordinated Debt to exceed 12.5 to 1.0. As used herein, “Subordinated Debt” shall mean subordinated indebtedness of the Company owing to Sowood Commodity Partners Fund, LP (“Sowood”) or another lender satisfactory to SCB in its sole discretion (each, a “Subordinated Lender”) which is subordinated on terms and conditions satisfactory to SCB to all of the Company’s obligations and indebtedness to SCB;

(h) preserve its corporate existence, maintain its properties in good repair, working order and condition, continue in the same lines of business and conduct its business substantially as it is being conducted now, and cause each of its subsidiaries to do all of the foregoing;

(i) maintain, and cause each of its subsidiaries to maintain, insurance with responsible and reputable insurance companies in such amounts and covering such risks as are usually carried by companies engaged in similar businesses and owning similar properties in the same general areas in which it conducts its business and cause all such insurance policies to contain loss payable endorsements and additional insured clauses satisfactory to SCB in its sole discretion;

(j) comply, and cause each of its subsidiaries to comply, in all material respects with applicable law;

(k) as soon as possible and in any event within five Business Days after the occurrence of each Event of Default (as defined in the Note) and each event which, with the giving of notice or lapse of time, or both, would constitute an Event of Default, continuing on the date of such statement, deliver to SCB a statement of the chief financial officer of the Company setting forth details of such Event of Default or event and the action which the Company has taken and proposes to take with respect thereto;

(l) take all action necessary to insure that the Company’s obligations under the Loan Documents rank and will continue to rank at least pari passu in respect of priority of payment with its highest ranking indebtedness;

(m) promptly notify SCB of any material adverse change in the condition or operations or business of the Company or of its subsidiaries, financial or otherwise;

(n) not move the Company’s chief executive office or chief place of business, change its name, or conduct its business in any name other than as set forth in the signature page hereto, except with the prior written consent of SCB;

(o) not (and not permit any of its subsidiaries to) amend its articles of organization or certificate of formation, limited liability company agreement, certificate of incorporation, by-laws or other organizational documents without the prior written consent of SCB;

(p) not (and not permit any of its subsidiaries to) directly or indirectly: (a) make any investment in or loan or extension of credit to an Affiliate (as defined in paragraph (h) under the caption “Representations” in this Agreement); (b) transfer, sell, lease, assign or otherwise dispose of any assets to an Affiliate; (c) merge into or consolidate with or purchase or acquire assets from an Affiliate; or (d) enter into any other transaction directly or indirectly with or for the benefit of any Affiliate (including guarantees and assumptions of obligations of an Affiliate, management and consulting agreements and payment of management fees); provided, however, that: (i) any Affiliate who is a natural person may serve as an employee, officer or director of the Company or a subsidiary and receive reasonable compensation for his services in such capacity and (ii) the Company or a subsidiary may enter into any transaction with an Affiliate providing for the purchase of inventory in the ordinary course of business or the purchase of management services if the monetary or business consideration arising therefrom would be substantially as advantageous to the Company or such subsidiary as the monetary or business consideration that would obtain in a comparable arm’s length transaction with a person not an Affiliate;

(q) not (and not permit any subsidiary to) incur or permit to exist any liabilities or indebtedness for borrowed money or in respect of letters of credit or bankers acceptances, except to SCB and to banks and financial institutions (including, without limitation, Sowood and the Subordinated Lender) party to the Intercreditor Agreement;

(r) not (and not permit any subsidiary to) make or permit to exist any loan, extension of credit, advance or investment to or in any person or entity, or any guarantee thereof, other than (i) accounts receivable arising in the ordinary course of business and (ii) loans made to any customer of the Company or guaranties or other financial accommodations provided by the Company for the benefit of any customer, in each case in the ordinary course of business for which the Company has been granted first priority, perfected liens and security interests in the assets of such customer, the fair market value of which equals or exceeds the principal amount of such loan, guaranty or financial accommodation and which is a self-liquidating transaction which will be paid within 180 days after the date of the loan, guaranty or financial accommodation from the proceeds of a sale of inventory by such customer;

(s) not, and not to permit any of its subsidiaries to, create or permit to exist any mortgage, charge, lien or other encumbrance with respect to any of its assets, other than in favor of creditors party to the Intercreditor Agreement;

(t) not assume, endorse, be or become liable for, or guarantee, the obligations of any person or entity, except by the endorsement of negotiable instruments for deposit or collection in the ordinary course of business and except for transactions permitted under paragraph (r) above. For the purposes hereof, the term “guarantee” shall include any agreement, whether such agreement is on a contingency basis or otherwise, to purchase, repurchase or otherwise acquire indebtedness or obligations of any other person or entity, or to purchase, sell or lease, as lessee or lessor, property or services, in any such case primarily for the purpose of enabling another person or entity to make payment of indebtedness or obligations, or to make any payment (whether as an advance, capital contribution, purchase of an equity interest or otherwise) to assure a minimum equity, asset base, working capital or other balance sheet or financial condition, in connection with the indebtedness or obligations of another person or entity, or to supply funds to or in any manner invest in another person or entity in connection with its indebtedness or obligations; and

(u) not, and not permit any of its Affiliates to, disclose or represent to any of its customers that SCB is extending any type of credit support for the Company’s obligations (if any) to make loans or other extensions of credit to such customer (in accordance with clause (r) above). For the avoidance of doubt, the foregoing is not intended to prohibit the Company from disclosing for proper business purposes that the Company has received financing from SCB.